UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 7, 2008
Date of Report (Date of earliest event reported)

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

4336 Montgomery Ave., Bethesda, Maryland   20814
(Address of principal executive offices)          (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 8.01 Other Events

                      On March 6, 2008, India Globalization Capital, Inc. (the “Company”) issued a press release announcing that certain investors have indicated an interest in purchasing  up to approximately 2,500,000 of the outstanding shares of the Company’s common stock and using their reasonable efforts to assist brokers in causing such shares to be voted in favor of the Company’s proposed acquisition (the “Proposed Acquisition”) of a 63% equity interest in Sricon Infrastructures, Limited (“Sricon”) and a 77% equity interest in Techni Bharathi Limited at the Company’s upcoming  Special  Meeting of  Stockholders to be held on March 7, 2008.  These investors have indicated that these purchases would be conditioned on receiving additional shares of the Company’s common stock from certain of the Company’s founders and other parties upon the closing of the Proposed Acquisition in an amount equal to the shares they purchase.  The founders and other parties have agreed to make available up to an aggregate of approximately 2,500,000 shares for delivery to the investors.  The proposed share deliveries by the Company’s  founders and other parties are conditioned on the investors agreeing to purchase and use their reasonable efforts to assist brokers in causing shares of the Company’s common stock to be voted in favor of the Proposed Acquisition and the other items of business to be considered at the Company’s  Special Meeting of Stockholders and on the approval by stockholders, and subsequent consummation of, the Proposed Acquisition. A copy of the press release for such announcement is attached to this Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of India Globalization Capital, Inc., dated March 6, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIA GLOBALIZATION CAPITAL, INC.

Date: March 7, 2008	By:	/s/ Ram Mukunda
Ram Mukunda
President and Chief Executive Officer

Exhibit Index

99.1	Press Release of India Globalization Capital, Inc., dated March 6, 2008.